Exhibit 99.bh.(x)

SECOND AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Pursuant to the Transfer Agency and Service Agreement between Hartford Series Fund, Inc. and Hartford Investors Services Company LLC dated as of March 1, 2003, Hartford Global Equity HLS Fund is hereby included as a new series in accordance with Section 10 of the Agreement. All provisions in the Agreement shall apply to Hartford Global Equity HLS Fund.

HARTFORD SERIES FUND, INC.
on behalf of:
Hartford Global Equity HLS Fund

By:	/s/Robert Arena
Robert Arena
Vice President

HARTFORD INVESTORS SERVICES COMPANY LLC

By:	/s/Robert Arena
Robert Arena
Manager

Dated as of: January 31, 2008

HSF, Inc.